RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                           SIBV/MS HOLDINGS, INC.

                            (A CLOSE CORPORATION)

                  SIBV/MS HOLDINGS, INC., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on August 4, 1989, HEREBY CERTIFIES that this Restated Certificate of Incorporation, restating, integrating and amending its Certificate of Incorporation, reclassifying its capital stock as described in Article FOURTH below and terminating its status as a close corporation pursuant to Section 346 of the General Corporation Law of the State of Delaware, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and that written notice of such adoption has been given to certain stockholders as provided in paragraph (d) of such Section 228.

                  FIRST: The name of the Corporation is Jefferson Smurfit Corporation (the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange
        Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The
        Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                  FOURTH: Each issued share of the Corporation's (i) Class A common stock, par value $.01 per share, (ii) Class B common stock, par value $.01 per share, (iii) Class C common stock, par value $.01 per share, (iv) Class D common stock, par value $.01 per share, and (v) Class E common stock, par value $.01 per share, is hereby changed and reclassified into ten shares of common stock, par value $.01 per share (the "Common Stock"), of the Corporation.

                  The total number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000 shares, consisting of 250,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

                  All shares of Common Stock currently owned and held by Morgan Stanley Leveraged Equity Fund II, Inc. ("MSLEF II, Inc.") and in which MSLEF II, Inc. holds the entire economic interest and all shares of Common Stock owned and held by Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MS & Co. International") will not be entitled to be voted by any such entity at any time unless, and except to the extent that, at such time such entity would be able to acquire and vote such shares owned and held by it without violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); provided, however, that the foregoing shall not limit (i) any rights of MSLEF II, Inc. to vote any shares owned or held by the Morgan Stanley Leveraged Equity Fund II, L.P. or (ii) the right of any other party to acquire or vote any shares of Common Stock; provided, further, that in no event shall the number of shares which would not be entitled to be voted pursuant to this sentence exceed 7,000,000 shares of Common Stock (with the shares which would not be entitled to be voted being initially allocated to MSLEF II, Inc. and thereafter being allocated between MS & Co. and MS & Co. International pro rata based on their respective ownership of Common Stock). Notwithstanding the foregoing, this paragraph shall have no force and effect following June 30, 1995, so long as Morgan Stanley Group, Inc. shall have filed a Pre Merger Notification and Report Form with respect to its ownership of Common Stock under the HSR Act prior thereto.

                  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

                  FIFTH: A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three (3) and not more than fifteen (15) directors, the exact number of directors to be determined as set forth in the By-Laws. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 1995; the initial term of office of directors of Class II shall expire at the annual meeting of stockholders in 1996; and the initial term of office of directors of Class III shall expire at the annual meeting of stockholders in 1997. At each annual meeting of stockholders, beginning with the annual meeting in 1995, successors to the class of directors whose term expires at such annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death or incapacity, resignation, retirement, disqualification or removal from office.

             B. Subject to the terms of any one or more classes or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors (including the two vacancies in the Board of Directors existing as of the consummation of the Corporation's initial public offering of its Common Stock) and any vacancies in the Board of Directors resulting from death or incapacity, resignation, retirement, disqualification or removal from office may be filled only by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so elected shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires and until their successors are duly elected and qualified, or until their earlier death or incapacity, resignation, retirement, disqualification or removal from office.

             C. Any director may be removed from office at any time with Cause (as defined below); however, any vacancies on the Board of Directors resulting from such removal for Cause may only be filled by the remaining directors in accordance with Paragraph B of this Article FIFTH and not by the stockholders. The term "Cause" shall mean the commission by a director of an act of fraud or embezzlement against the Corporation or any of its subsidiaries or a felony conviction or guilty plea as to a felony by such director.

             D. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, no provision of this Article FIFTH may be altered, amended or repealed, nor may any provision inconsistent with this Article FIFTH be adopted, except by the affirmative vote of the stockholders holding at least two-thirds of the voting power of the Corporation's then outstanding capital stock entitled to vote thereon.

                  SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
        Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any alteration, amendment or repeal of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment or repeal with respect to acts or omissions occurring prior to such alteration, amendment or repeal.

                  SEVENTH: The Corporation is to have perpetual existence.

                  EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

                  NINTH: The By-Laws of the Corporation may be altered, amended or repealed in whole or in part, or new By-Laws may be adopted, by the stockholders or by the affirmative vote of such number of directors as may be required by the By-Laws of the Corporation to approve any such action; provided, that the stockholders may take such action only by the affirmative vote of the stockholders holding at least two-thirds of the voting power of the Corporation's then outstanding capital stock entitled to vote thereon. As used in this Restated Certificate of Incorporation, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, no provision of this Article NINTH may be altered, amended or repealed, nor may any provision inconsistent with this Article NINTH be adopted, except by the affirmative vote of the stockholders holding at least two-thirds of the voting power of the Corporation's then outstanding capital stock entitled to vote thereon.

                  TENTH: Any action required or permitted to be taken by the stockholders of the Corporation may be effected solely at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders in lieu of such a meeting. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, no provision of this Article TENTH may be altered, amended or repealed, nor may any provision inconsistent with this Article TENTH be adopted, except by the affirmative vote of the stockholders holding at least two-thirds of the voting power of the Corporation's then outstanding capital stock entitled to vote thereon.

                  ELEVENTH: Special meetings of stockholders may be called by any of (i) the Chairman of the Board of Directors,
        (ii) the President, (iii) any Vice President or (iv) the Secretary, and shall be called by any such officer at the request in writing of a majority of the entire Board of Directors. Special meetings of stockholders may not be called by the stockholders. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, no provision of this Article ELEVENTH may be altered, amended or repealed, nor may any provision inconsistent with this Article ELEVENTH be adopted, except by the affirmative vote of the stockholders holding at least two-thirds of the voting power of the Corporation's then outstanding capital stock entitled to vote thereon.

                  TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and all rights conferred upon stockholders hereby are granted subject to this reservation.


                  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed in its name and attested by its duly authorized officers this 11th day of May, 1994.

                                           SIBV/MS HOLDINGS, INC.

                                           By: /s/ James E. Terrill
                                               _________________________
                                               President

        ATTEST:

        /s/ Craig Hunt
        _____________________
        Assistant Secretary